FOR IMMEDIATE RELEASE:


Champion Enterprises Completes Acquisition of Chandeleur
Homes and Crest Ridge Homes; Comments on Expected Benefits,
Earnings Contribution in 1995



Auburn Hills, MI, February 3, 1995 -- Champion Enterprises, Inc. (AMEX: CHB) announced today that it has completed the purchase of all of the assets and assumption of certain liabilities of Chandeleur Homes, Inc. and Crest Ridge Homes, Inc. for approximately $47 million. The transaction was financed with available cash and the company's recently amended $60 million revolving credit facility.

     Walter R. Young, Jr., chairman and chief executive officer of Champion Enterprises, said, "These acquisitions expand our geographic coverage in the important Southeast and Texas markets."

     Young noted, "While we have not yet reported our final results for the fiscal year ended December 31, 1994, we expect to report that our 1994 housing shipments rose more than 65 percent to approximately 21,000 homes, due to the Dutch Housing, Inc. acquisition and internal growth. With
Chandeleur and Crest Ridge shipping over 5,400 homes in 1994, our industry presence in 1995 will be even stronger."

     "We welcome Chandeleur Homes and Crest Ridge management and organizations to our family of companies in the manufactured housing area. Under the direction of their current management teams, Chandeleur and Crest Ridge will continue to operate as separate Champion Enterprises subsidiaries, as do our other housing operations, Champion Home Builders Co., Moduline International, Inc. and Dutch Housing, Inc.

     "We will encourage Chandeleur and Crest Ridge to continue the strategies that have made their growth so impressive. With the timely completion of these transactions and a continuing strong economy and a growing industry, Chandeleur and Crest Ridge should contribute to earnings in all four quarters this year, and should add at least 25 cents per share to our earnings in fiscal 1995."

     Chandeleur Homes was founded in 1988 by a team of industry veterans seeking to provide the southeast with high value, high quality homes. At present, the company has two assembly facilities at its Boaz, Alabama complex. Crest Ridge Homes was founded in 1992 by a number of Chandeleur investors and currently has one assembly facility in Breckenridge, Texas.

     Both operations sell their homes, concentrated in the single-wide segment of the market, to independent retailers in their markets. Based on preliminary estimates, in 1994, the combined companies should have generated revenues of approximately $98 million and earnings before interest and taxes of approximately $9.8 million, up from $54 million and $4.8 million, respectively, in 1993.

     Champion Enterprises, Inc., headquartered in Auburn
Hills, MI, is a holding company whose principal subsidiaries are leading producers and national marketers of manufactured homes and mid-size buses.

   For more information about Champion Enterprises, Inc., free of charge via fax, dial 1-800-PRO-INFO and use company code 033.